Exhibit 10.3

Covidien plc
2007 Stock and Incentive Plan
Terms and Conditions
of
Performance Unit Award FY12-FY14 Performance Cycle
PERFORMANCE UNIT AWARD granted on December 1, 2011 (the “Grant Date”).
1.    Grant of Performance Units. Covidien plc (the “Company”) has granted to you Performance Units, the target amount of which is set forth in the Grant Letter that issued this Award to you, subject to the provisions of these Terms and Conditions and the Plan. The Company will hold the Performance Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled.
2.    Amount and Form of Payment. Each Performance Unit represents one (1) Ordinary Share and any Performance Units that vest pursuant to Section 4 will be redeemed solely for Shares, subject to Section 10.
3.    Dividends. Each unvested Performance Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on an Ordinary Share; provided, however, that the stock dividend distributed in respect of the separation of the Company's Pharmaceuticals business, as described in a Form 10 initially filed with the U.S. Securities and Exchange Commission on February 1, 2013 (“Separation”), shall not be treated as a dividend for purposes of crediting DEUs hereunder. DEUs will be calculated at the same dividend rate paid to other holders of Ordinary Shares and will be adjusted and vest in accordance with the adjustment and vesting provisions applicable to the underlying Performance Units.
4.    Vesting.

(i)    Except as provided below, Performance Units subject to this Award will fully vest on the Committee Certification Date (as defined in Appendix A), provided that you are an Employee on the Committee Certification Date. The target number of Performance Units specified in the Grant Letter shall be adjusted at the end of the performance cycle based on the attained level of achievement for the FY12-FY14 performance cycle (as described in Appendix A).

(ii)    If your employment terminates before full (100%) vesting, you will forfeit the unvested portion of Performance Units. However, if your employment terminates due to Normal Retirement (your employment terminates on or after the date you attain age 60 and the sum of your age and years of service equals at least 70), Retirement (your employment terminates on or after the date you attain age 55 and the sum of your age and years of service equals at least 60), death, Disability, a Change in Control or Divestiture or Outsourcing Agreement, Performance Units subject to this Award may become vested in accordance with the provisions of Section 5, 6 or 7, as applicable.

1/11         FY12 Grant Standard PSU Ts&Cs Amended

5.    Retirement, Normal Retirement, Disability or Death. Notwithstanding the vesting provisions described in Section 4, Performance Units subject to this Award may become vested if your Termination of Employment is a result of your Retirement, Normal Retirement, Disability or death as follows:
(i)    Retirement. If your employment terminates as a result of your Retirement (as defined in Section 4) and your Retirement occurs less than 12 months after the Grant Date, you will forfeit all Performance Units subject to this Award. If, however, your Retirement occurs at least 12 months after the Grant Date and, had you continued in employment through the Committee Certification Date you would have become fully vested in Performance Units subject to this Award, then you will be entitled to pro rata vesting of Performance Units subject to this Award that would have become fully vested based on (A) the number of whole months completed from Grant Date through your Termination of Employment date divided by 36 times (B) the total number of Performance Units subject to this Award that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to pro rata vesting of any Performance Units pursuant to this Section 5(i), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the FY12-FY14 performance cycle (i.e., upon the Committee Certification Date) and shall, in no event, become vested or delivered prior to such time.
(ii)    Normal Retirement, Disability or Death. If your employment terminates as a result of your Normal Retirement (as defined in Section 4), your death or a Disability, and had you continued in employment through the Committee Certification Date you would have become fully vested in Performance Units subject to this Award, then you will become fully vested in the total number of Performance Units subject to this Award that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to full vesting of any Performance Units pursuant to this Section 5(ii), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the FY12-FY14 performance cycle (i.e., upon the Committee Certification Date) and shall, in no event, become vested or delivered prior to such time.
6.    Termination of Employment Following a Change in Control. Notwithstanding the vesting provisions described in Section 4, these Performance Units may become vested in the manner described in Section 6(iii) below if you experience a Termination of Employment after a Change in Control and you satisfy either Section 6(i) or Section 6(ii).

(i)    Within 12 months after a Change in Control, the Company or any Subsidiary terminates your employment for any reason other than Cause, Disability or death; or

(ii)    Within 12 months after a Change in Control and within 60 days after one of the events listed in this Section 6(ii), you terminate your employment because (A) the Company or any Subsidiary (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position (including titles and reporting relationships and level), authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in your position, authority, duties or responsibilities; or

2/11         FY12 Grant Standard PSU Ts&Cs Amended

(B) the Company or any Subsidiary, without your consent, (1) requires you to relocate to a principal place of employment more than 50 miles from your existing place of employment; or (2) reduces your base salary, annual bonus, or retirement, welfare, share incentive, perquisite (if any) and other benefits when taken as a whole.

(iii)    If your employment terminates after a Change in Control in a manner that satisfies either Section 6(i) or Section 6(ii) above and, had you continued in employment through the Committee Certification Date you would have become fully vested in Performance Units subject to this Award, then you will become fully vested in the total number of Performance Units that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to full vesting of any Performance Units pursuant to this Section 6(iii), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the FY12-FY14 performance cycle (i.e., upon the Committee Certification Date) and shall, in no event, become vested or delivered prior to such time.

7.     Termination of Employment Resulting From Divestiture or Outsourcing Agreement. Notwithstanding the vesting provisions described in Section 4, and subject to the provisions of subsection (i) below, if your employment with the Company or a Subsidiary terminates as a result of a Divestiture or Outsourcing Agreement and, had you continued in employment through the Committee Certification Date you would have become fully vested in Performance Units subject to this Award, then you shall be entitled to pro rata vesting in Performance Units subject to this Award that would have become fully vested based on (A) the number of whole months completed from Grant Date through your Termination of Employment date divided by 36 times (B) the total number of Performance Units subject to this Award that would have become vested after adjustment for the attained level of achievement. If you are entitled to pro rata vesting of any Performance Units pursuant to this Section 7, such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the FY12-FY14 performance cycle (i.e., upon the Committee Certification Date and shall, in no event, become vested or delivered prior to such time.

(i)    Notwithstanding the foregoing provisions of this Section 7, you shall not be eligible for pro-rata vesting if (A) your Termination of Employment occurs on or prior to the closing date of a Divestiture or such later date as is provided specifically in the applicable transaction agreement or related agreements, or on the effective date of an Outsourcing Agreement (the “Applicable Employment Date”), and (B) you are offered Comparable Employment with the buyer, successor company or Outsourcing Agent, as applicable, but do not commence such employment on the Applicable Employment Date.

(ii)    For purposes of this Section 7 and these Terms and Conditions, (A) “Comparable Employment” means employment at a location that is no more than 50 miles from your job location at the time of your Termination of Employment that has a base salary and target bonus opportunity that is at least equal to your base salary and target bonus opportunity in effect immediately prior to your Termination of Employment; (B) “Disposition of Assets” means the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated individual or entity; (C) “Disposition of a Subsidiary” means the disposition by the Company or Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or controlled entity ceases to be a member of the Company's controlled group as a result of such disposition; (D) “Divestiture” means a Disposition of Assets or a Disposition of a Subsidiary; and (E) “Outsourcing Agreement” means a written agreement between the Company or Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which (1) the Company or Subsidiary transfers the

3/11         FY12 Grant Standard PSU Ts&Cs Amended

performance of services previously performed by Company or Subsidiary employees to the Outsourcing Agent, and (2) the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.
8.    Withholdings. The Company has the right, prior to the issuance or delivery of any Shares subject to this Award, to withhold or require from you the amount necessary to satisfy applicable tax requirements (e.g., income tax, social insurance, payroll tax and payment on account), as determined by the Company. If, at any time after the Grant Date, you become subject to tax in more than one jurisdiction, the Company may be required to withhold or account for applicable tax requirements in the various jurisdictions. By accepting this Award, you authorize the Company or any Subsidiary to satisfy applicable tax or tax withholding requirements by: (i) withholding from your wages or other cash compensation payable to you; (ii) withholding from any proceeds resulting from the sale of Shares subject to this Award either through a voluntary sale or through a mandatory sale arranged by the Company on your behalf and pursuant to this authorization; (iii) redemption by the Company at Fair Market Value of Shares due to you following the vesting of Shares subject to this Award; or (iv) a combination of (i), (ii) or (iii) above. Furthermore, if the Shares subject to this Award vest under circumstances where they have not otherwise been fully paid-up in accordance with the requirements of Irish law, the Company or any Subsidiary may require you to pay the par value of each Share which vests hereunder at the time of such vesting. The Company or any Subsidiary may take the payment from you by application of any of the methods of withholding set forth herein. If the Company or any Subsidiary cannot withhold or account for all taxes associated with this Award, or obtain payment of the par value of each Share that vests hereunder, by application of the means described herein, then, by accepting this Award, you agree that you will pay to the Company or any Subsidiary all amounts necessary to satisfy applicable tax requirements or the requirement that Shares be issued on a fully paid-up basis and acknowledge that the Company may refuse to issue or deliver Shares subject to this Award, or the proceeds from the sale of such Shares, if you do not comply with such obligations.
9.    Transfer of Award. You may not transfer this Award or any interest in Performance Units except by will or the laws of descent and distribution. Any other attempt to transfer this Award or any interest in Performance Units is null and void.
10.    Forfeiture of Award. You will forfeit all or a portion of the Performance Units subject to this Award if your employment terminates under the circumstances described below:
(i)    If the Company or Subsidiary terminates your employment for Cause, including without limitation a termination as a result of your violation of the Company's Guide to Business Conduct, then the Company will immediately rescind all unvested Performance Units subject to this Award and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon your Termination of Employment for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Performance Units subject to this Award that vested during the 12-month period that occurs immediately before your Termination of Employment for Cause.
(ii)    If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then the Company will immediately rescind all unvested Performance Units subject to this Award and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon the date the

4/11         FY12 Grant Standard PSU Ts&Cs Amended

Committee determines that you could have been terminated for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Performance Units subject to this Award that vested during the period that begins 12 months immediately before your Termination of Employment and ends on the date that the Committee determines that you could have been terminated for Cause.
(iii)     If the Committee determines in its sole discretion that at any time after your Termination of Employment and prior to the first anniversary of your Termination of Employment you (A) disclosed confidential or proprietary information related to any business of the Company or any Subsidiary or (B) entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (1) such employment or consultation arrangement would likely (in the Committee's sole discretion) result in the disclosure of confidential or proprietary information related to any business of the Company or any Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you had access to strategic or confidential information and (2) the Committee has not approved the arrangement in writing, then the Company will immediately rescind all unvested Performance Units subject to this Award and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon the Committee's determination date Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Performance Units subject to this Award that vested during the period that begins 12 months immediately before your Termination of Employment and ends on the date of the Committee's determination.
11.    Adjustments. In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by this Award and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Award. Any such determinations and adjustments made by the Committee will be binding on all persons.
12.    Restrictions on Payment of Shares. Payment of Shares for Performance Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:
(i)    The Shares covered by this Award will be duly listed, upon official notice of issuance, on the NYSE; and
(ii)    A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.
The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by the Company's legal counsel.
13.    Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company's Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company's securities. The Company has the right to recover, or receive reimbursement for, any compensation or profit realized on

5/11         FY12 Grant Standard PSU Ts&Cs Amended

the disposition of Shares received for Performance Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.
14.    Plan Terms Govern. The vesting of Performance Units, the disposition of any Shares received on or after such vesting, and the treatment of any gains received upon such disposition are subject to the terms of the Plan and any rules that the Committee prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. The Grant Letter and these Terms and Conditions shall together constitute the Award Certificate referred to in the Plan. Unless defined herein, capitalized terms used in these Terms and Conditions are defined in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan's terms govern. By accepting this Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the Grant Date.
15.    Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of Performance Units, including amounts awarded, unvested or vested), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, job title, reason for termination of employment, and social security, social insurance or other identification number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to your employer's and the Company's accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. If applicable, by accepting this Award, you also give your explicit consent to the Company's transfer of Personal Data outside the country in which you work or reside and to the United States of America where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting your local Human Resources Representative. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.
16.    No Contract of Employment or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company's sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation for services of any kind rendered to the Company or any Subsidiary. You further agree that this Award, and your Plan participation, do not form, and will not be interpreted as forming, an employment contract or guarantee of employment with the Company or any Subsidiary. The Company, in its sole discretion, voluntarily established the Plan and may amend or terminate it at any time pursuant to the terms of the Plan. You understand that the grant of performance units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any performance units, or benefits in lieu of performance units, even if performance units have been granted repeatedly in the past and that all decisions with respect to future grants will be in the Company's sole discretion. By accepting this Award, you also acknowledge that this

6/11         FY12 Grant Standard PSU Ts&Cs Amended

Award and any gains received hereunder are extraordinary items and are not considered part of your salary or compensation for purposes of any pension or retirement benefits or for purposes of calculating any termination, severance, redundancy, resignation, end of service payments, bonuses, long-service awards, life or accident insurance benefits or similar payments. Neither this Award, nor any gains received hereunder, is intended to replace any pension rights or compensation. If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages or compensation for breach of contract, dismissal (in any circumstances, including unfair dismissal) or compensation for loss of office or otherwise to any sum, Shares, Performance Units or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.
17.    Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary's right to terminate your employment at any time and for any reason, subject to applicable law. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company or Subsidiary asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.
18.    Entire Agreement and Amendment. These Terms and Conditions, the Grant Letter, and the Plan constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan.
19.    Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
20.    Language. If you have received a translation of these Terms and Conditions or any other document related to the Plan in a language other than English, then the English version of such document shall govern.
21.    Notices. By accepting this Award, you agree to receive documents, notices and any other communications relating to your participation in the Plan in writing by regular mail to your last known address on file with your employer, the Company or Subsidiary or any outside Plan administrator, or by electronic means, including by e-mail, through an online system maintained by any outside Plan administrator, or by a posting on the Company's intranet website or on an online system or website maintained by any outside Plan administrator.
22.    Appendices. The Appendices are an integral part of these Terms and Conditions and any reference herein to these Terms and Conditions includes the Appendices in such reference. If, on the Grant Date, you reside in a country listed in Appendix B, then the provisions of Appendix B with respect to such country shall govern with respect to the matters described therein. If, after the Grant Date, you relocate to another country and any or all of your countries of residence are listed in Appendix B, then the Company may determine that some or all of the provisions of Appendix B with respect to such countries govern if necessary to comply with applicable law or to facilitate Plan administration.

7/11         FY12 Grant Standard PSU Ts&Cs Amended

23.    Governing Law. This Award and these Terms and Conditions are governed by the law of Ireland and shall be construed accordingly; provided, however, that, to the extent that any provisions of Irish employment law are relevant, such provisions shall only apply to an individual who has entered into a contract of employment with the Company or any of its Irish subsidiaries.
24.    Acceptance. By accepting this Award, you agree to the following:

(i)    You have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and

(ii)    You understand and agree that the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded.

You will be deemed to consent to the application of all of the terms and conditions set forth in the Plan and these Terms and Conditions unless you contact Covidien, c/o Equity Plan Administration, 15 Hampshire Street, Mansfield, MA 02048 USA in writing within thirty (30) days of receiving the grant package. Receipt by the Company of your non-consent will nullify this Award unless otherwise agreed to in writing by you and the Company.

8/11         FY12 Grant Standard PSU Ts&Cs Amended

Appendix A
to
Terms and Conditions
of
Performance Unit Award
Performance Unit Award Vesting Requirements
FY12-FY14 Performance Cycle

Performance Goals
This Appendix A describes the vesting requirements for performance units (“PSUs”) awarded under these “Terms and Conditions of Performance Unit Award” for the FY12-FY14 performance cycle (October 1, 2011 through September 26, 2014). The number of PSUs subject to these Terms and Conditions that vest is based upon the Company's Total Shareholder Return as compared to the Total Shareholder Return of the Healthcare Industry Index during the FY12-FY14 performance cycle, as described further below. Upon the expiration of the performance cycle, the Committee shall calculate the level of achievement attained for the FY12-FY14 performance cycle (in the manner described below) and certify the extent to which the performance goals have been achieved. You shall become vested in the number of PSUs that corresponds to the attained level of achievement certified by the Committee on the date that the Committee formally certifies such attained level of achievement (the “Committee Certification Date”). The Committee Certification Date shall occur no later than sixty (60) days after the conclusion of the FY12-FY14 performance cycle. Except as otherwise provided in these Terms and Conditions, if your employment terminates for any reason before the Committee Certification Date, you will automatically forfeit all Performance Units and they will be cancelled as of your Termination of Employment date.

Healthcare Industry Index
The Healthcare Industry Index includes the following companies: Baxter International Inc., Becton Dickinson and Company, Boston Scientific Corp., CR Bard Inc., Cardinal Health, Inc., CareFusion Corporation, Hospira Inc., Johnson & Johnson, Medtronic, Inc., PerkinElmer Inc., St. Jude Medical Inc., Stryker Corp., Thermo Fisher Scientific, Inc., Waters Corp., and Zimmer Holdings Inc. In connection with the Separation (as defined in Section 3), the Committee removed Bristol-Myers Squibb Co. and Eli Lilly and Company from the Healthcare Industry Index.

If two companies in the Healthcare Industry Index merge, the surviving company shall remain in the Healthcare Industry Index. If a company in the Healthcare Industry Index merges with, or is acquired by, a company that is not in the Healthcare Industry Index, and the company in the Healthcare Industry Index is the surviving company, then the surviving company shall be included in the Healthcare Industry Index. If a company in the Healthcare Industry Index merges with, or is acquired by, a company that is not in the Healthcare Industry Index, and the company in the Healthcare Industry Index is not the surviving company or the surviving company is no longer publicly traded, then the surviving company shall not be included in the Healthcare Industry Index.

Notwithstanding the foregoing, if a company in the Healthcare Industry Index ceases to be listed in the Healthcare Sector under the Standard & Poor's Global Industry Classification Standard (GICS) at any time during the performance period (including after a merger, acquisition or other business transaction described above), then it shall not be included in the Healthcare Industry Index.

9/11         FY12 Grant Standard PSU Ts&Cs Amended

Total Shareholder Return
Total Shareholder Return for the Company and each company in the Healthcare Industry Index shall include dividends paid and shall be determined as follows:

Total Shareholder Return = (Change in Stock Price + Dividends Paid) / Beginning Stock Price

“Beginning Stock Price” means the average closing price as reported on the New York Stock Exchange of one (1) share of common stock for the first sixty (60) trading days of the Performance Cycle.

“Change in Stock Price” means the difference between the Beginning Stock Price and the Ending Stock Price.

“Dividends Paid” means the total of all dividends paid on one (1) share of stock during the Performance Cycle; provided, however, that the stock dividend distributed in respect of the Separation shall not be treated as a dividend for purposes of calculating the Company's “Dividends Paid” hereunder.

“Ending Stock Price” means the average closing price as reported on the New York Stock Exchange of one (1) share of common stock for the last sixty (60) trading days of the Performance Cycle (“Average Closing Price”); provided, however, that “Ending Stock Price” for the Company means the sum of: (i) the Average Closing Price for the Company; plus (ii) the value of Company ordinary shares (or a fractional share thereof) that could have been purchased with the value of the stock dividend distributed in respect of the Separation, assuming that such hypothetical purchase was made on the first trading day that immediately follows the Separation and determined by the closing price of one (1) Company ordinary share on the New York Stock Exchange on the last trading day of the Performance Cycle; plus (iii) the value of any cash dividends paid on the hypothetical Company ordinary shares (or a fractional share thereof) described in (ii) above after the Separation and on or before the last day of the Performance Cycle.

“Performance Cycle” means the three-year period commencing October 1, 2011 and ending on September 26, 2014.

Example: If the Beginning Stock Price for a company was $50.00 per share, the company paid $5.00 in dividends over the Performance Cycle and the Ending Stock Price was $55.00 per share (thereby making the Change in Stock Price $5.00 ($55.00 minus $50.00)), then the Total Shareholder Return for that company would be twenty percent (20%). The calculation is as follows: .2 = ($5 + $5) / $50

Calculation of Percentile Performance
Following the Total Shareholder Return determination for the Company and each of the companies in the Healthcare Industry Index, the Company and the companies in the Healthcare Industry Index will be ranked, in order of maximum to minimum, according to their respective Total Shareholder Return.

After this ranking, the percentile performance of the Company as compared to the other companies in the Healthcare Industry Index shall be determined by the following formula:

P = 1 –	R – 1
N – 1

“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

10/11         FY12 Grant Standard PSU Ts&Cs Amended

“N” represents the number of companies in the Healthcare Industry Index, including the Company.

“R” represents the Company's ranking versus the other companies in the Healthcare Industry Index.

Example: If the Company ranked 7th out of 18 companies, the performance will be in the 65th percentile.

The calculation is as follows: .65 = 1 - (7-1)/(18-1)

Calculation of Grant Multiplier
Following the percentile performance determination for the Company, the following multipliers will be utilized to determine the percentage of Performance Units that shall become vested, if any.

Percentile Performance                 Grant Multiplier

75th and higher                    2x
At least 50th but less than 75th                See below*
At least 25th but less than 50th             See below**
Less than 25th                         Zero (all PSUs are forfeited)

*If percentile performance equals or exceeds the 50th percentile, but is less than the 75th percentile, then the Grant Multiplier is determined by the following formula: GM = (4 x PF) - 1.

**If percentile performance equals or exceeds the 25th percentile, but is less than the 50th percentile, then the Grant Multiplier is determined by the following formula: GM = 2 x PF.

“GM” represents the Grant Multiplier.

“PF” represents the Company's percentile performance expressed as a fraction.

Example: If an employee was issued 100 PSUs and the Company achieved a percentile performance in the 80th percentile for the applicable performance cycle, then the employee would vest in 200 PSUs at the end of such cycle (2 x 100). If, instead, the Company achieved a percentile performance in the 60th percentile, then the grant multiplier would be 1.4 ((4 x .60) -1) and the employee would vest in 140 PSUs (1.4 x 100) at the end of the performance cycle.

Example: If an employee was issued 150 PSUs and the Company achieved a percentile performance in the 40th percentile for the applicable performance cycle, then the grant multiplier would be .80 (2 * .40) and the employee would vest in 120 PSUs (.80 x 150) at the end of such cycle. If, instead, the Company achieved a percentile performance in the 20th percentile, then all PSUs would be forfeited.

11/11         FY12 Grant Standard PSU Ts&Cs Amended